Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
At Cambridge Heart, Inc.	At Consulting for Strategic Growth
Robert B. Palardy, ext. 231	Stanley Wunderlich
(781) 271-1200	(800) 625-2236
bobp@cambridgeheart.com	cfsg@consultant.com

CAMBRIDGE HEART ANNOUNCES $5.0 MILLION IN EQUITY FINANCING

Bedford, Mass., December 7, 2004 — Cambridge Heart, Inc. (OTCBB-CAMH) today announced that it has entered into an agreement for the sale of $5.0 million of the Company’s Series B Convertible Preferred Stock primarily to institutional investors. The Company intends to use the proceeds of the financing to fund its ongoing operations. Please refer to the Company’s Form 8-K filing for a complete description of the securities issued in the financing.

Under the terms of the financing, the Company issued and sold 5,000 shares of its Series B Preferred Stock at a purchase price of $1,000 per share. Each share of Series B Preferred Stock is convertible into 2,222 shares of the Company’s Common Stock. The conversion price of the Series B Preferred Stock is subject to adjustment in certain circumstances.

The Company also issued to each investor warrants exercisable for a number of shares of preferred stock equal to 50% of the total number of shares of Series B Preferred Stock purchased. The exercise price of the warrants is $1,100. These warrants expire on December 6, 2009.

The Company has agreed to file with the Securities and Exchange Commission a registration statement registering all of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and upon exercise of all of the warrants.

Speaking about the financing, David Chazanovitz, President and CEO of Cambridge Heart stated, “With this sale of equity Cambridge Heart has significantly broadened its base of high quality institutional investors with the majority of the investors being new to the company. The additional influx of cash will be used to enhance our efforts for the awareness and promotion of our Microvolt T-Wave Alternans technology.”

Any securities offered to the investors will not be or have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of Cambridge Heart, Inc. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as “contemplates,” “believes,” “expects,” “plans,” “anticipates” and similar expressions. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. There can be no assurance that the Company will successfully raise the additional funds through the exercise of the warrants described above or raise additional equity or debt on reasonable terms or at all.

##